UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	April 25, 2013

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

760 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2013, Anthony F. Bisceglio, Executive Vice President, Treasurer and Chief Financial Officer of SBT Bancorp, Inc. (“Bancorp”) and its primary subsidiary, The Simsbury Bank & Trust Company (the “Bank”), announced his plans to retire in 2014 and entered into a Transition Agreement (the “Agreement”) with Bancorp and the Bank to provide for Mr. Bisceglio’s planned retirement from Bancorp and the Bank and for an orderly transition to a new Chief Financial Officer.  Mr. Bisceglio will remain with Bancorp and the Bank through March 31, 2014 and be available to Bancorp and the Bank for an extended period thereafter to ensure a seamless transition to his successor.  A copy of the press release, dated May 1, 2013, announcing retirement plans of Chief Financial Officer, is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Subject to the terms and conditions of the Agreement, Mr. Bisceglio will continue to serve as Chief Financial Officer of Bancorp and the Bank until such time that Bancorp and the Bank hire a new Chief Financial Officer, which is anticipated to occur within the next three to six months.  Following the hiring of a new Chief Financial Officer, Mr. Bisceglio will, subject to the terms and conditions of the Agreement, serve through his planned retirement date of March 31, 2014 as Executive Vice President, Treasury & Finance, subject to the terms and conditions of the Agreement.  In such position, Mr. Bisceglio will assist the new CFO in transition matters with particular attention to managing Bancorp and the Bank’s investment portfolio and asset/liability management, contributing to strategic planning and leading special projects that are assigned to him.  Mr. Bisceglio will continue to receive his current salary and employee benefits and have the opportunity to earn his target bonus for 2013, which would be paid on or before March 31, 2014.

Bancorp and the Bank reserve the right under the Agreement to terminate Mr. Bisceglio’s employment “for good cause” (as defined in the Agreement) at any time prior to March 31, 2014.  If Mr. Bisceglio’s employment is terminated “for good cause,” his compensation and benefits will cease immediately and he will not be eligible for any benefits set forth in the Separation Agreement, which is attached as an exhibit to the Agreement.

In the event Bancorp and the Bank terminate Mr. Bisceglio’s employment at any time prior to March 31, 2014 for any reason other than “for good cause,” Bancorp and the Bank will continue to pay Mr. Bisceglio his regular salary to March 31, 2014 and he will remain eligible to receive the benefits set forth in the Separation Agreement, which is attached as an exhibit to the Agreement.

In the event Mr. Bisceglio leaves his employment with Bancorp and the Bank for any reason after a new Chief Financial Officer is hired and prior to March 31, 2014, his compensation and benefits will cease immediately but he will remain eligible to receive the benefits set forth in the Separation Agreement, which is attached as an exhibit to the Agreement.

In the event Mr. Bisceglio’s employment is terminated as a result of a “Change in Control” (as defined in the Change in Control Severance Agreement, dated as of December 29, 2010, by and between the Bank and Mr. Bisceglio), then the terms of the Change in Control Agreement would govern Mr. Bisceglio’s separation from employment and Mr. Bisceglio will not be eligible to receive the benefits set forth in the Separation Agreement, which is attached as an exhibit to the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.                    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                   Description

99.1	Press release, dated May 1, 2013, announcing retirement plans of Chief Financial Officer

10.1
Transition Agreement, dated as of April 25, 2013, by and between Anthony F. Bisceglio and The Simsbury Bank & Trust Company and any and all of its business affiliates, parent(s), subsidiaries, divisions, predecessors, insurers, successors and assigns (including, without limitation, SBT Bancorp, Inc. and SBT Investment Services, Inc.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

	By:	/s/ Martin J. Geitz
Name: Martin J. Geitz
Title: President and Chief Executive Officer

Date: May 1, 2013

Exhibit Index

Exhibit No.	Description

99.1	Press release, dated May 1, 2013, announcing retirement plans of Chief Financial Officer

10.1	Transition Agreement, dated as of April 25, 2013, by and between Anthony F. Bisceglio and The Simsbury Bank & Trust Company and any and all of its business affiliates, parent(s), subsidiaries, divisions, predecessors, insurers, successors and assigns (including, without limitation, SBT Bancorp, Inc. and SBT Investment Services, Inc.)